Allied Healthcare International, Inc. Chairman and Chief Executive Officer Steps Down

NEW YORK— July 3, 2007 —The Board of Directors of Allied Healthcare International, Inc. (Nasdaq: AHCI), (AIM: AHI), announced today that Mr. Timothy M. Aitken has decided to resign from his positions of Chairman and Chief Executive Officer and the Company’s Board of Directors effective immediately.

During the last 10 and half years under Mr. Aitken’s leadership, Allied Healthcare was transformed into one of the leading healthcare staffing companies in the United Kingdom. The vision and strategic priorities for Allied remain clear and are supported by the Board of Directors.

The Board will initiate an executive search for Mr. Aitken’s successor. The Company intends to announce shortly arrangements for the interim management of the Company while the search is underway.

About Allied Healthcare International Inc.

Allied Healthcare International Inc. is a leading provider of flexible, or temporary, healthcare staffing services in the United Kingdom. Allied operates an integrated network of approximately 100 branches with the capacity to provide careers (known as home health aides in the U.S.), nurses and nurses aides to locations covering approximately 90% of the U.K. population. The Company also supplies unified oxygen services, including concentrators, directly to customers in the South East of England and Northern Ireland, as well as cylindered gas in Scotland. For more information, visit www.alliedhealthcare.com.

Forward-Looking Statements

Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: Allied’s ability to continue to recruit and retain qualified flexible healthcare staff; ability to enter into contracts with hospitals and other healthcare facility customers on terms attractive to Allied; our ability to meet the performance criteria of our respiratory therapy contract; the general level of patient occupancy at hospital and healthcare facilities of Allied’s customers; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare industry, and ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenue and profitability; the ability to use net operating loss carry forwards to offset net income; the effect of the fluctuations in foreign currency exchange rates may have on our dollar denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Allied Healthcare

212-750-0064

or

Investors:

The Investor Relations Group

Adam Holdsworth, 212-825-3210